EXHIBITS 5.1 AND 23.3

OPINION OF ANNA EAST CORCORAN

Anna East Corcoran, Assistant General Counsel

Miller Energy Resources, Inc.

9721 Cogdill Road, Suite 302

Knoxville, TN  37932

(865) 223-6575

September 27, 2012

Miller Energy Resources, Inc.

9721 Cogdill Road, Suite 302

Knoxville, TN  37932

Re:	Registration Statement on Form S-8 (the "Registration Statement") Miller Energy Resources, Inc., a Tennessee corporation (the "Company") 2011 Equity Compensation Plan (the "Plan")

Ladies and Gentlemen:

I am Assistant General Counsel of Miller Energy Resources, Inc., a Tennessee corporation.  This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission ("Commission") with respect to the registration by the Company and the resale of an aggregate of 8,150,000 shares of common stock, $0.001 par value per share of the Company (the "Shares").  The Shares are covered by the Registration Statement and consist of 8,150,000 shares issuable pursuant to the Plan.

In my capacity as counsel to the Company, I have examined the original, certified, conformed, photostat or other copies of the Company's Charter and By-Laws, the Plan and various other agreements and option awards, corporate minutes provided to me by the Company and such other documents and instruments as I deemed necessary.  In all such examinations, I have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to me as conformed, photostat or other copies.  In passing upon certain corporate records and documents of the Company, I have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and I express no opinion thereon.

Subject to and in reliance upon the foregoing, I am of the opinion that the Shares to be issued as restricted stock grants and/or upon exercise of options granted and to be granted under the Plan, when issued in accordance with the terms thereof, will be validly issued, fully paid and non-assessable.

This opinion is limited to the laws of the State of Tennessee. In rendering this opinion, I have assumed compliance with all other laws, including federal laws and state securities laws, and I have assumed that each award under the Plan will be approved by an authorized committee of the Board of Directors.

I hereby consent to the use of this opinion in the Registration Statement on Form S-8 to be filed with the Commission.  I also consent to the reference to my name wherever appearing in the Registration Statement, including any prospectus constituting a part thereof, and any amendments thereto. By filing this consent I do not admit that I come within the categories of persons whose consent is required under the rules and regulations of the SEC. This opinion may be incorporated by reference in any abbreviated registration statement filed pursuant to General Instruction E of Form S-8 under the Securities Act of 1933 with respect to the Registration Statement.

Very truly yours,

/s/ Anna East Corcoran
Assistant General Counsel